Exhibit 10.1

Execution Copy

FIRST AMENDMENT TO PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

This First Amendment to the Private Label Credit Card Program Agreement (“Amendment”) is entered into as of the 14th day of November, 2013 (“Effective Date”) by and between Zale Delaware, Inc. (“Zale Delaware”), a Delaware corporation with its principal office at 901 W. Walnut Hill Lane, Irving, TX 75038-1003, Zale Puerto Rico, Inc. (“Zale PR” and together with Zale Delaware, “Zale”), a Puerto Rico corporation with its principal office at 901 W. Walnut Hill Lane, Irving, TX 74038-1003, and Comenity Capital Bank (“Bank”), with its principal office at 2795 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121.

RECITALS:

WHEREAS, Zale and Bank entered into a Private Label Credit Card Program Agreement dated as of July 9, 2013 (the “Agreement”);

WHEREAS, Zale and Bank now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                      Definitions;  References.  Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.

2.                                      Section 2.13 – Stretch Account Program. Section 2.13 shall be added as follows:

2.13 Stretch Account Program.  See Schedule 2.13.

3.                                      Schedule 2.13 – Stretch Account Program.  Schedule 2.13 is attached hereto and made a part hereof by reference, and is added to the Agreement.

4.                                      Governing Law.  The governing law provisions of this Amendment shall be the same as those of the Agreement.

5.                                      Counterparts;  Effectiveness.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.  The provisions included in this Amendment shall be effective as of the Effective Date set forth above.

6.                                      Entire Agreement.  As hereby amended and supplemented, the Agreement shall remain in full force and effect.

Zale Delaware/Zale Puerto Rico/Comenity Capital Bank
Confidential	Ist Amendment to PLCCPA

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers.

ZALE DELAWARE, INC.		ZALE PUERTO RICO, INC.
By:	/s/ Matt Appel	By:	/s/ Matt Appel
Name:	MATT APPEL	Name:	MATT APPEL
Title:	CAO	Title:	CAO

COMENITY CAPITAL BANK
By:	/s/ Ronald J. Ostler
Name:	Ronald J. Ostler
Title:	President

Zale Delaware/Zale Puerto Rico/Comenity Capital Bank
Confidential and Proprietary	Ist Amendment to PLCCPA

SCHEDULE 2.13

STRETCH ACCOUNT PROGRAM

1.                                      General

Subject to Section 2.13, Bank agrees to provide a “Stretch Account Program” per the provisions of this Schedule 2.13.

2.                                      Bank’s Issuance of Stretch Accounts

(a)                                 To the extent requested by Company and the provisions of this Schedule 2.13, Bank shall issue Accounts to certain Applicants that do not meet the general standards of Bank Underwriting Criteria, which Accounts shall be referred to herein as  “Stretch Accounts”, provided (i) the Application submitted by the Applicant (or prescreening of such individual) meets all of Bank’s security and fraud verifications; and (ii) Bank has not become aware of facts (through a credit bureau report or otherwise) that cause Bank to conclude it necessary to deny granting a Stretch Account based on Bank’s adherence to good banking practices and Applicable Law (which includes but is not limited to safety and soundness and reputational considerations).

(b)                                 The parties recognize that there are special terms and conditions under this Schedule 2.13 between Company and Bank with regard to Stretch Accounts, as compared to non-Stretch Accounts.

However, except as specifically and expressly provided otherwise, there will be no special terms and conditions between Bank and Applicants and/or Accountholders of Stretch Accounts as distinct from those related to non-Stretch Accounts. By way of clarification, the Stretch Account Program does not constitute one of the special credit programs referenced in Section 2.10.

3.                                      Stretch Account Purchases.  Purchases made on Stretch Accounts shall be referred to herein as “Stretch Account Purchases”. Company shall pay to Bank an amount equal to (i) the “Stretch Account Discount Rate” multiplied by (ii) Net Sales on Stretch Account Purchases.  Initially, the Stretch Account Discount Rate shall be the Discount Rate plus 10% (1,000 basis points). Periodically, Bank shall review the amount of the Stretch Account Discount Rate and provide Company with a commercially reasonable amount of written notice before making any changes to it.

4.                                     Termination Events of the Stretch Account Program

(a)                                 Termination Events.  Company can terminate the Stretch Account Program at any time, for any reason or no reason at all, provided it gives Bank sufficient prior written notice such that Bank can complete any operational and other necessary tasks related to same.

(b)                                 Bank can terminate the Stretch Account Program at any time if necessitated by Applicable Law as referenced above and/or in consideration of good banking practices. In such case, Bank shall provide Company with no less than 60 days’ prior written notice unless a shorter time is necessitated to comply with Applicable Law, in which case Bank shall provide such written notice as soon as it can reasonably do so. Under any circumstances, Bank shall make itself available to address any concerns Company has regarding the matter.

(c)                                  The Stretch Account Program shall also terminate as part of termination of the overall Program, and the Stretch Accounts shall be treated the same as non-Stretch Accounts.

(d)                                 The Stretch Account Program shall terminate upon the Launch of the Program that is the material subject of this Agreement.

5.                                      Upon Termination of the Stretch Account Program

Upon termination the Stretch Account Program, Bank shall cease issuing Stretch Accounts.